Exhibit 5.1

Michael E. Tenta

T: +1 650 843 5636

mtenta@cooley.com

September 4, 2015

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Cytokinetics, Incorporated, a Delaware corporation (the “Company”), in connection with the sale of shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $40.0 million (the “Shares”) pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) and the related Prospectus filed with the Securities and Exchange Commission (the “Commission”) and that certain Controlled Equity OfferingSM Sales Agreement, dated September 4, 2015, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and the Agreement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

We have assumed that no more than 5,555,555 Shares will be sold based on a sale price of $7.20 per share, representing the last reported sale price of the Company’s common stock on the NASDAQ Stock Market on September 2, 2015 and that a finance committee of the Board of Directors has authorized the price and number of shares to be issued under the Sales Agreement.

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock that the number that remain authorized but unissued.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

3175 HANOVER STREET, PALO ALTO, CALIFORNIA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cytokinetics, Incorporated

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On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Commission on or about September 4, 2015.

Very truly yours,

COOLEY LLP

By: /s/ Michael E. Tenta

Michael E. Tenta

3175 HANOVER STREET, PALO ALTO, CALIFORNIA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM